UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2013 (October 16, 2013)

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

NASDAQ Provides American Realty Capital Properties, Inc. With Cure Period to Appoint New Independent Director Following Untimely Death of Dr. Walter P. Lomax, Jr.; Company to Cure With Appointment of William G. Stanley, Effective with Close of ARCT IV Merger.

Dr. Walter P. Lomax, Jr., an independent director of American Realty Capital Properties, Inc. (the “Company”), died unexpectedly on October 10, 2013.  Dr. Lomax served as a member of the Company’s audit committee, corporate governance and nominating committee and compensation committee since July 2011, prior to the Company’s initial public offering.

On October 15, 2013, the Company notified The NASDAQ Stock Market, LLC (“NASDAQ”) of Dr. Lomax’s unexpected death, and that the Company has determined to rely on the cure period set forth in Listing Rule 5605(b)(1) of the NASDAQ Listing Rules with respect to the requirement that a majority of the Company’s board of directors be comprised of independent directors.

On October 16, 2013, the Company received a response letter from NASDAQ acknowledging the Company’s non-compliance with Rule 5605.  The NASDAQ letter further provided that consistent with Listing Rule 5605(b)(A), NASDAQ will provide the Company with a cure period in order to regain compliance until the earlier to occur of: (i) the Company’s next annual stockholders meeting or  October 10, 2014; and (ii) if the next annual stockholders meeting is held before April 8, 2014, then April 8, 2014.

In order to regain compliance with Rule 5605 and for other reasons described in Item 5.02 below, the Company’s board of directors has appointed William G. Stanley to serve as an independent director of the Company, effective upon the closing of the Company’s pending merger with American Realty Capital Trust IV, Inc. (“ARCT IV”) (the “ARCT IV Merger”). The Company expects the closing of the ARCT IV Merger to take place in the fourth quarter of 2013, within the cure period provided by NASDAQ. For more information on the appointment of Mr. Stanley, see Item 5.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2013, the Company’s board of directors appointed William G. Stanley, 58, to serve as an independent director of the Company, effective as of the closing of the ARCT IV Merger, for a term expiring upon the earlier of (i) the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualified and (ii) his death, removal or resignation. Mr. Stanley was appointed due to his extensive experience described below and in order to fill the vacancy created by the death of Dr. Lomax, as disclosed in Item 3.01 of this Current Report on Form 8-K. There are no related party transactions involving Mr. Stanley that are reportable under Item 404(a) of Regulation S-K.

Mr. Stanley will serve on the Company’s audit committee, nominating and corporate governance committee and compensation committee.

William G. Stanley was appointed as an independent director of American Realty Capital New York Recovery REIT, Inc. in October 2009 and was appointed as its lead independent director in August 2012. Mr. Stanley served as an independent director of American Realty Capital Trust, Inc. from January 2008 until the close of its merger with Realty Income Corporation (NYSE: O) in January 2013 and has served as an independent director of American Realty Capital — Retail Centers of America, Inc. since February 2011. Mr. Stanley also has served as an independent director of Business Development Corporation of America since January 2011. Mr. Stanley was appointed as the lead independent director of ARCT IV in January 2013. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (“SLS”), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd. (“SLG”), a registered investment advisor for high net worth clients since 1997. SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management. Over its history, SLG and SLS have assembled an array of intellectual property in the investment, estate, tax and business planning arena. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Master of Science in Financial Services from the American College in 1997. Mr. Stanley holds FINRA Series 7, 63 and 24 licenses.

Item 8.01. Other Events.

On October 22, 2013, the Company issued a press release announcing that its executive leadership team is saddened by the passing of Dr. Walter P. Lomax, Jr.

A copy of the press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

October 22, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors